Exihbit 99

ERHC Announces Appointment of Mr. Ali Memon as New President, CEO and
Director

    HOUSTON--(BUSINESS WIRE)--July 13, 2004--On July 12, 2004, the Board of Directors of Environmental Remediation Holding Corporation ("ERHC", "the Company") (OTCBB:ERHC) accepted the resignation of Mr. Chude Mba as President, CEO and Director of the Company. Mr. Mba's resignation will take effect from July 31, 2004. After this date, Mr. Mba will continue to advise the Company as a consultant.
    Also on July 12, 2004, the Board of Directors of the Company appointed Mr. Ali Memon as President, CEO and Director of the Company. Mr. Memon's appointment will take effect from August 1, 2004.
    Mr. Memon brings 24 years of international oil and gas experience gained through various roles at Marathon Oil Company. Mr. Memon started his oil industry career in 1979 with Marathon Oil in the United Kingdom where he worked on the development and financing of North Sea projects. After moving to Houston in 1992, he led many successful negotiations in support of international oil and gas exploration and production projects in West and North Africa, North America, Australia and the Far East. More recently, as a Director in Business Development, a position he held until he left Marathon in 2003, he was responsible in a leadership role for the screening, evaluation, and development of global business.
    Before joining ERHC, Mr. Memon's last employment was Vice President, International Business Development, with Dolphin Offshore.
    Mr. Memon holds a Bachelors of Science (with Honors) degree in Electrical and Electronics Engineering from the University of London where he also completed postgraduate studies in Petroleum Engineering. He is also a Fellow of the Institute of Chartered Accountants in England and Wales.
    Commenting on the transition, Mr. Chude Mba stated: "I have very much enjoyed working for ERHC and am pleased to note that many significant milestones were accomplished during my tenure. As ERHC enters the next stage of its development, with the expected award of license(s), I feel that a CEO with significant oil industry-specific knowledge will consolidate earlier corporate successes that will further benefit shareholders. Mr. Memon fits that bill. In my new role as consultant, I would continue to work closely with the Company to ensure a smooth transition, and also provide on-going support to the Company at the regional level."

    CONTACT: ERHC, Houston
             John Coleman, 713-626-4700